Exhibit 3.5

The Companies Law - 1999

a Company Limited by Shares

Articles of Association

of

NewStem Ltd.

Preliminary

1.	Name of the Company and Definitions.

1.1.	The name of the company is NewStem Ltd. (the “Company”).

1.2.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

Term	Definition

Affiliate	With respect to any person, any other person controlling, controlled by, or under common control with such person;

Articles	These Articles of Association as amended from time to time by a Shareholders’ resolution;

Auditors	The auditors of the Company;

Board of Directors; Board	The Board of Directors of the Company;

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed);

Closing Date	means June _, 2018;

Company	NewStem Ltd;

Companies Law	The Companies Law, 1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Companies Ordinance	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Deemed Liquidation Event	(i) a sale of all or substantially all of the issued and outstanding share capital of the Company to any person by means of any transaction or series of related transactions (other than a reincorporation transaction whose sole purpose is the changing of the Company’s domicile in which the Company’s then current shareholders retain full ownership in the acquiring entity in accordance to their respective holdings just prior to the reincorporation), (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, (iii) grant of an exclusive license of all or substantially all of the Company’s intellectual property (other than an exclusive license granted to a wholly owned subsidiary of the Company), or (iv) a merger (including reverse triangular merger), consolidation or recapitalization of the Company with or into another entity in which the shareholders of the Company immediately prior to such merger consolidation or recapitalization do not hold a majority of the share capital and voting rights of the surviving entity, or (v) any other transaction or series of related transactions, including the transactions set forth in subsections (i) or (iv) above, resulting in the shareholders of the Company collectively, immediately before such transaction, directly or indirectly, owning less than a majority of the share capital or voting power of the Company immediately following such transaction, other than bona fide equity financing transaction and/or any IPO;

Director(s)	The member(s) of the Board of Directors appointed in accordance with these Articles holding office at any given time;

ESOP	An employee stock option plan approved by the Board or an incentive plan adopted by the Board;

Exempted Securities	(i) securities issued to employees, directors, and service providers of the Company and any affiliates thereof pursuant to an ESOP; (ii) securities issued to all shareholders of the Company pro rata to their holding (on an as converted basis) in connection with any event of share combination or subdivision, stock dividend or any other reclassification, reorganization or recapitalization of the Company’s share capital; (iii) securities issued to the public in an IPO; (iv) any securities issued pursuant to a bona fide acquisition of a company or a business by the Company, whether by merger, consolidation, sale or exchange of stock, provided that such acquisition was approved in advance by the Board, (v) any securities issued to an entity designated in good faith by the Board as a strategic investor or to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, provided, that such issuances are approved in advance by the Board; (vi) any securities with respect to which the Board has resolved that such securities shall be Exempted Securities; provided, however, that, securities issued pursuant to subsections (v) and (vi) shall not in the aggregate constitute, following any such issuance, more than 5% of the Company’s share capital on a fully diluted basis;

Founders	Prof. Nissim Benvenisty and Yissum;

Investor	Hollywood Media Corp;

IPO	Initial firmly underwritten public offering of Company’s shares pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction;

Major Shareholder	Each of Hollywood Media Corp., Prof. Nissim Benvenisty and Yissum;

Milestone Amounts	(i) an amount of US$ 1,000,000 to be paid by the Investor pursuant to the set up and analysis by the Company of resistance to 5 chemotherapies that are the standard of care; and (ii) an amount of US$ 1,000,000 pursuant to the establishment by the Company of a detailed regulatory strategy for the first market and analysis of resistance to 2 additional chemotherapies that are the standard of care;

month	Calendar month;

New Securities	Any shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said shares and securities of any type whatsoever that are, or may become, convertible into said shares of the Company; provided, however, that “New Securities” shall not include Exempted Securities;

Office	The Registered Office of the Company at any given time;

Officer (‘Nosei Misra’)	As defined in the Companies Law;

Permitted Transferees	As defined in Article 26 below;

Purchase Agreement	The Share Purchase Agreement by and between the Company, the Founders and the Investor dated as of June _, 2018;

Register of Shareholders	The Register of Shareholders of the Company administered in accordance to Section 127 of the Companies Law;

RTP Law	The Israeli Restrictive Trade Practices Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder;

Securities Act	The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Shareholders	The shareholders of the Company, at any given time;

Transfer	Any sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer of shares, and any assignment of an option to acquire shares from the Company;

in writing	Written, printed, photocopied, typed, sent via facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly;

Year	Calendar year commencing on January 1st and ending on December 31st;

Yissum	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.

1.3.	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in its entirety and not to any part hereof; all references herein to Articles, Sections or clauses shall be deemed references to Articles, Sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference in this Agreement to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual.

1.4.	Save as aforesaid, any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.5.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.6.	In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

1.7.	For purposes of determining the availability of any right or the applicability of any limitation under the Articles, the holdings of each Shareholder and its Permitted Transferees shall be aggregated.

1.8.	The specific provisions of the Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in the Articles, the provisions of the Companies Law shall govern.

2.	Private company.

The Company is a private company, and accordingly:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

Limited Liability

3.	The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the par value of the shares held by such Shareholder, subject to the provisions of the Companies Law.

Company’s Objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits to the Company.

Share Capital

6.	Share Capital.

6.1.	The share capital of the Company is NIS 10,000 (ten thousand New Israeli Shekels) divided into 1,000,000 (One Million) Ordinary Shares, par value of NIS 0.01 (one Agora) each (the “Ordinary Shares”).

6.2.	The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of Shareholders meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and to participate in distribution of surplus assets and funds in liquidation of the Company, subject to Article 39.2.

7.	Increase of Share Capital.

7.1.	Subject to Article 43, to the extent applicable, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions of the Articles applicable to the shares of the original capital.

8.	Special Rights; Modifications of Rights.

8.1.	Subject to the provisions of these Articles and the Companies Law, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

8.2.	The provisions of these Articles relating to General Meetings shall apply, in the relevant changes, to any separate General Meeting of the holders of the shares of a particular class.

9.	Distribution.

9.1.	In the event of (i) any dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Company (collectively, a “Liquidation”), or (ii) any distribution of cash or in kind to Shareholders of the Company (including dividends), or (iii) a Deemed Liquidation of the Company, then all dividends, assets or proceeds legally available for distribution to the Shareholders in such event shall be distributed among the holders of Ordinary Shares, on a pro rata basis.

10.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.

10.1.	The Company may, by Shareholders’ resolution and subject to the Companies Law, from time to time:

10.1.1.	consolidate all or any of its issued or unissued share capital into shares of larger, equal to or smaller nominal value than its existing shares;

10.1.2.	divide its shares (issued or unissued) or any of them, into shares of smaller or the same nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

10.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its authorized share capital by the amount of the shares so canceled, or

10.1.4.	reduce its authorized share capital in any manner.

10.2.	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

10.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger, equal or smaller nominal value;

10.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

10.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

10.2.4.	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares;

10.2.5.	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9.2.5.

Shares

11.	Issuance of Share Certificates; Replacement of Lost Certificates.

11.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

11.2.	Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

11.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

12.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

13.	Allotment of Shares.

13.1.	The shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

13.2.	Section 290(a) of the Companies Law shall not apply to the Company.

14.	Payment in Installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

15.	Calls on Shares.

15.1.	The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

15.2.	Notice of any call shall be given in writing to the shareholder (s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder (s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

15.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

15.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

15.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

15.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

16.	Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

17.	Forfeiture and Surrender.

17.1.	If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

17.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

17.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

17.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

17.5.	Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

17.6.	Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

17.7.	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.7.

18.	Lien.

18.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

18.2.	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

18.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

19.	Sale after Forfeiture or Surrender or in Enforcement of Lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

20.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

21.	Preemptive Rights

Until the consummation of an IPO or a Deemed Liquidation Event, each Major Shareholder shall have a pre-emptive right to purchase, up to such Shareholder’s pro-rata share, New Securities that the Company may, from time to time, propose to sell and issue. A Shareholder’s pro rata share shall be the ratio of the number of shares held by such Shareholder as of the date of the Rights Notice (as defined below), to the sum of the total number of outstanding Shares held by all Shareholders as of such date. Each Shareholder shall also have a right of over-allotment such that if any other Shareholder declines or fails to exercise its right hereunder to purchase its pro-rata share of the New Securities, each other Shareholder exercising its preemptive right hereunder may purchase such declining Shareholder’s portion, on a pro-rata basis to those Shareholders exercising their right of over-allotment, and shall indicate its intention in its notice to the Company referred to below. The preemptive rights afforded hereunder to each and any Shareholder may be assigned, in whole or in part, to, and exercised by any person or entity included in the definition of such Shareholder’s Permitted Transferee, whether or not such Permitted Transferee holds shares in the Company prior to such assignment or exercise. This pre-emptive right shall be subject to the following provisions:

21.1.	The preemptive right set forth in this Article 20 shall not apply to New Securities issuable pursuant to Article 21.

21.2.	Before the Company may issue New Securities, it shall give each of the Shareholders written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Shareholder has the right to purchase under this Article 20. Each Shareholder shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities and any additional shares as may be available for over-allotment for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased.

21.3.	If the Shareholders elect to purchase only some of the New Securities offered by the Company or fail to elect to exercise the preemptive right set forth herein within the fourteen (14) day period specified in Article 20.2, the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s Rights Notice. If the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Shareholders in the manner provided above.

22.	Anti-Dilution Protection

22.1.	Until the earlier of: (i) an IPO or (ii) five (5) year anniversary of the Closing Date, in the event that the Company issues or sells, or is deemed by the provisions of this Article 21 to have issued or sold, any New Securities at a price per share lower than the Price Per Share (the “Reduced Price” and the “Low Price Offering”), the Investor shall be entitled to additional Ordinary Shares calculated according to a full ratchet anti-dilution mechanism as detailed below (and the Company shall issue to the Investor such additional Ordinary Shares), for no additional consideration, as if all such Ordinary Shares owned by the Investor were purchased at a price equal to the Reduced Price; provided that if such issuance or deemed issuance was without consideration, then the New Securities shall be deemed issued at a price equal to their par value. The Reduced Price shall then be considered for purposes of this Article 21 as the revised Price Per Share and the number of New Securities issued in such Low Price Offering shall be revised to include the additional Ordinary Shares issued to the Investor.

22.2.	The number of additional Ordinary Shares to be issued to the Investor at the time of such Low Price Offering shall equal:

N * (PPS ÷ RP) - N

where

“N” equals the number of Ordinary Shares held by the Investor, immediately prior to the Low Price Offering;

“PPS” =equals the Price Per Share;

“RP” equals the Reduced Price, which will be the new Price Per Share, in effect immediately after the Low Price Offering.

22.3.	For the purpose of the adjustment required under this Article 21, if the Company issues or sells any Convertible Securities (as defined below), then in each case the Company shall be deemed (A) to have issued at the time of the issuance of such Convertible Securities the maximum number of New Securities issuable upon exercise, conversion or exchange thereof and (B) to have received, as consideration for the issuance of such New Securities, an amount equal to (i) the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities, plus (ii) the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion, exchange or exercise of such Convertible Securities. “Convertible Securities” shall mean at any time, any options, warrants, convertible notes or other securities or rights which at such time are then convertible, exchangeable or exercisable, with or without the payment of additional consideration, into or for Ordinary Shares or other ownership interests or shares, directly or indirectly.

Transfer Of Shares

23.	Effectiveness and Registration.

23.1.	No Transfer shall be effective unless the Transfer has been approved by the Board, but the Board shall not withhold its approval of any such Transfer made in accordance with this Article 22.

23.2.	No Transfer shall be registered unless a proper instrument of transfer (in form and substance reasonably satisfactory to the Board) has been submitted to the Company, together with the share certificate(s) (or an affidavit in a form acceptable to the Company that no share certificate was ever received or that a share certificate was lost) and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the shareholders register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

23.3.	Notwithstanding any other provision of this Agreement to the contrary, prior to an IPO, no Transfers of shares may be made to a competitor of the Company, as reasonably determined by the Board, unless approved by the Board or sold in connection with a sale of all, or substantially all, the Company’s shares

24.	Right of First Refusal

24.1.	Subject to the provisions of Article 22, until the consummation of an IPO or a Deemed Liquidation Event, any Transfer of securities in the Company by a Shareholder of the Company, other than (i) to a Permitted Transferee, or (ii) pursuant to Article 28 below or to section 341 of the Companies Law, or (iii) pursuant to a Deemed Liquidation Event, or (iv) transfer to the Company (solely in connection with the repurchase of shares from any current or former consultant, employee, officer or director pursuant to any repurchase agreement or incentive plan) shall be subject to the following:

24.1.1.	Each of the Shareholders, as long as he/it holds more than ten percent (10%) of the Company share capital on a fully diluted basis (for the purposes of this Article 23 hereinafter a “ROFR Holder”), shall have a right of first refusal with respect to a Transfer of all or any of the securities of the Company by any other Shareholder or any other holder of securities of the Company (the “Transferor”), as described below.

24.1.2.	Before any Transferor may Transfer all or any of its securities (the “Offered Shares”), it shall first provide each ROFR Holder with a written offer (with a copy to the Company) stating the identity of the Transferor and of the proposed transferee and the material terms of the proposed Transfer, including the number of securities to be transferred, the price, terms and conditions thereof (the “Offer”). The ROFR Holders may elect to purchase all or a part of the ROFR Holder’s pro rata share of the Offered Shares (the “Accepting Shareholders”), and shall also have a right of over-allotment if any of the ROFR Holders declines or fails to exercise in full its right hereunder to purchase its pro-rata share of the Offered Shares, by giving the Transferor (with a copy to the Company) a written notice to that effect within fourteen (14) days after being served with the Offer (the “ROFR Period” and “Acceptance”, respectively). A ROFR Holder’s “pro-rata share”, for purposes of this Article 23.1.2, is the ratio of the number of Shares held by such ROFR Holder immediately prior to the proposed Transfer of the Offered Shares in relation to the total number of all shares issued and outstanding immediately prior to the proposed Transfer of the Offered Shares held by the Shareholders (excluding the Transferor) and any other holder of securities of the Company.

24.1.3.	If the Acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the Accepting Shareholders shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of the Company’s issued and outstanding share capital (excluding the Transferor), provided, however, that no Accepting Shareholder shall be forced to acquire under the provisions of this Article 23.1.3 more than the number of Offered Shares initially accepted by such Accepting Shareholder under the Acceptance, and upon the allocation to it of the full number of Offered Shares so accepted, such Accepting Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any Offered Shares remaining after the computation of such respective entitlements shall be re-allocated among the remaining Accepting Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

24.1.4.	If the Acceptances, in the aggregate, are in respect of less than all of the Offered Shares, then the Accepting Shareholders shall not be entitled to acquire any of the Offered Shares, and the Transferor, at the expiration of the aforementioned ROFR Period, shall be entitled to Transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Transferor Transfer any of the Offered Shares to any transferee other than such proposed transferee(s) or Transfer the same at a price per share which is lower from that set forth in the Offer or on terms more favorable to the transferee(s) than those stated in the Offer, provided, further, that any Offered Shares not transferred within ninety (90) days after the expiration of such ROFR Period, shall again be subject to the provisions of this Article 23.

24.1.5.	The Transferor shall be bound, upon payment of the offer price, to Transfer to the Accepting Shareholders the Offered Shares which have been allocated to the Accepting Shareholders pursuant to this Article 23. If, after becoming so bound, the Transferor defaults in transferring the Offered Shares, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as his agent to execute a transfer of the Offered Shares to the Accepting Shareholders and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the Transferor.

25.	Rights of Co-Sale

25.1.	Subject to the provisions of Articles 22 and 23, until the consummation of an IPO, the Investor shall have a right of co-sale with respect to proposed Transfers by any Founder, provided that the Investor shall exercise its right of co-sale by delivering a written notice of exercise (the “Election Notice”) to the Founder (with a copy to the Company) within fourteen (14) days following receipt of the notice from the Founder pertaining to his desire to Transfer securities of the Company and stating the identity of the buyer and the material terms of the proposed Transfer, including the number of shares to be transferred and the price thereof (the “Seller’s Notice”). The Seller’s Notice shall be given together with the Offer (as defined in Article 23 above). The Investor shall specify in the Election Notice the number of shares (up to its pro-rata share out of the Company’s issued and outstanding share capital on a fully diluted basis), on the date of the Seller’s Notice) that it desires to sell and, in doing so, will be obligated to the terms agreed upon between the Founder(s) and the buyer.

25.2.	If the Investor elects to exercise its co-sale right, the Founder(s) shall be entitled, subject to the following provisions, to sell to the buyer specified in the Seller’s Notice, according to the terms set forth in the Seller’s Notice, that number of his/its own shares which equals the difference between the number of the Founder’s shares desired to be purchased by the buyer specified in the Seller’s Notice, and the number of shares the Investor is entitled to sell pursuant to Article 24 and has elected to sell. If the Investor fails to provide an Election Notice within the aforesaid fourteen (14) day period or elects not to exercise its co-sale right, then the Founder shall be free to Transfer to the buyer any and all of the shares so offered for purchase. If the Founder wishes to Transfer any such shares at a price per share which is higher from that set forth in the Seller’s Notice, or upon terms which are more favorable to the Founder than those previously set out in the Seller’s Notice, or more than ninety (90) days after the expiration of the aforesaid fourteen (14) days period, then, as a condition precedent to such transaction, same procedures and time periods set forth above shall apply.

25.3.	The rights of co-sale under this Article 24 shall not apply to a Transfer of any shares or other securities of the Company by a Founder to his/its Permitted Transferees.

26.	No Sale

Notwithstanding any other provision of this Agreement to the contrary, until the earlier of: (i) the consummation of IPO, (ii) a Deemed Liquidation Event, or (iii) 24 months of the Closing Date (the “No Sale Period”), each of the Shareholders shall not Transfer, in any way, all or any part of or any interest in, the shares of the Company held by him/it to any party, other than:

26.1.	Any Transfer by a Shareholder to his/its Permitted Transferees, which shall be subject to this No-Sale undertaking; or

26.2.	Transfer by such Shareholder of up to 10% of his/its shares per year, commencing on the Closing Date, and up to an aggregate not exceeding 30% of the shares at the Closing Date during the No Sale Period.

27.	Permitted Transfers

Anything in Articles 23, 24 and 25 to the contrary notwithstanding, but subject to Article 22, a Shareholder may Transfer its shares to the following without complying with the Shareholders rights specified in Articles 23, 24 and 25 hereof (“Permitted Transferees”):

27.1.	(A) in case such Shareholder is a corporate entity, any Affiliate of such Shareholder, (B) in case such Shareholder is a partnership, its partners (whether limited or general partner), and/or affiliated partnerships managed by the same manager or management company or managing partner or general partner or managed by an entity which is an Affiliate of such manager, management company or managing general partner; and (C) in case such Shareholder is a venture capital fund, (i) any funds, partnerships, investment vehicles and other entities engaged in venture capital investments affiliated with such Shareholder, (ii) any of the limited partners and general partners of the entities referred to in subsection (i) and any limited partners, general partners, members and stockholders of any Permitted Transferee of such Shareholder, and (iii) any entity or group of entities that purchases shareholdings of such person in the Company in the framework of a transaction for the purchase of all or a substantial part of such Shareholder’s active portfolio company holdings;

27.2.	with respect to each Shareholder who is an individual: (a) a transferee which is a corporation wholly-owned by such Shareholder or by such Shareholder’s Permitted Transferee(s) (“Controlled Entity”); (b) such individual’s spouse (or widow or widower), parents or lineal descendants, and any trust solely for the benefit of such Shareholder or of such Shareholder’s Permitted Transferee(s) (together, “Related Parties”); and (c) any transferee by will or operation of law;

in all cases, provided that such Permitted Transferee has agreed in writing (in a signed document delivered to the Company prior to any Transfer) to assume all obligations of the transferor under all agreements involving the Company with respect to the transferred Shares, including this Agreement, and provided that: (i) if the Transfer is to a Related Party or an Affiliate, such person remains a Related Party or an Affiliate, as applicable, of such Shareholder, and (ii) if the Transfer is to a Controlled Entity, such corporation remains wholly-owned and controlled by such Shareholder. In the event the Permitted Transferee which is a Controlled Entity ceases to be wholly owned and controlled by the transferring Shareholder and/or his Permitted Transferees, or the Permitted Transferee ceases to be a Related Party, the then Controlling Entity or Related Party, as applicable, shall be obligated to transfer its shares to the relevant Shareholder, and such Shareholder shall resume the obligations set forth in, arising under, or created by Agreement prior to such event

28.	Suspension of Registration.

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

29.	Bring Along

29.1.	Prior to an IPO, and notwithstanding anything herein to the contrary, but subject to Article 43, to the extent applicable, in the event the Board and the Shareholders holding at least sixty-five percent (65%) of the voting rights in the Company (the “Proposing Shareholders”; the required percentage shall be referred to as the “Required Majority”), have approved and accepted in writing a transaction or series of related transactions with any person or persons regarding a sale of all of the Company’s shares or a sale of all or substantially all of the Company’s assets (the “Transaction”), then:

29.1.1.	At every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holder”) shall vote all shares of the Company that such Remaining Holder then hold or for which such Remaining Holder otherwise then have voting power: (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled;

29.1.2.	If the Transaction is structured as a sale of shares, the Remaining Holder shall agree to sell all of its shares and rights to acquire shares of the Company on the terms and conditions approved by the Proposing Shareholders;

29.1.3.	The Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, execute and deliver any agreements prepared in connection with such Transaction which agreements are executed by the Proposing Shareholders and shall waive any dissenting minority or similar rights in connection with such Proposed Transaction;

29.1.4.	In the event that a Shareholder is obligated to sell its shares in accordance with this Article, and such Shareholder fails to comply with the obligations hereunder (including, to surrender its certificate(s) representing such shares or other securities in connection with the consummation of said Transaction), the Company is granted a power of attorney to execute any document on behalf of such Shareholder, such certificate(s) shall be deemed cancelled and such shares in the possession of such Shareholder shall cease to be outstanding for any purpose other than evidencing such Shareholder’s right to receive consideration for its shares in accordance with the terms of the contemplated Transaction. Further, the Company shall be authorized to issue a new certificate representing said shares in the name of the buyer and the Board shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such shares or securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account, until such time as (i) such Shareholder shall execute all documents and surrender its certificate, (or otherwise present evidence to the Company’s satisfaction that such certificate, was lost, stolen or destroyed) or shall otherwise comply with the conditions for release then set by the Board or (ii) the Company exercises its power of attorney as described above;

29.1.5.	Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Proposing Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Transaction on behalf of the Company, such power and authority being effective for the time required under the circumstances of the case; and

29.1.6.	Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board as set forth in this Article 28.1 are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board has exercised such powers.

29.2.	In accordance with the provisions of Section 341 of the Companies Law, the aforesaid Required Majority shareholding requirement is hereby determined also for the purposes of Section 341 of the Companies Law. The provisions of this Article 28 are in addition to the provisions of Section 341 of the Companies Law No Shareholder shall be entitled to demand that the Company, the other Shareholders of the Company or any other party to the Transaction (e.g. the buyer) act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Transaction, in accordance with this Article 28.

29.3.	Exceptions. Notwithstanding the foregoing, the Remaining Holder will not be required to comply with Article 28.1 above in connection with any proposed Transaction unless:

29.3.1.	Any representations and warranties to be made by such Shareholder in connection with the proposed Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to the shares held by such Shareholder, including but not limited to representations and warranties that (i) the Shareholder holds all right, title and interest in and to the shares such Shareholder purports to hold, free and clear of all liens and encumbrances; (ii) the obligations of the Shareholder in connection with the Transaction have been duly authorized, if applicable; (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms; and (iv) neither the execution and delivery by the Shareholder of documents to be entered into in connection with the transaction, nor the performance of the Shareholder obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency, as shall be agreed by the Company in the definitive agreement relating to the Transaction;

29.3.2.	The Remaining Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the proposed Transaction, including the Company;

29.3.3.	Liability of the Remaining Holder with respect to the Shareholder’s representations, as set forth in the above sub-section (a), shall in no event exceed the amount of consideration actually received by such Shareholder in connection with such proposed Transaction, except with respect to claims related to fraud or intentional misrepresentation by such Shareholder, the liability for which need not be limited as to such Shareholder;

29.3.4.	Upon the consummation of the proposed Transaction, (i) each Shareholder will receive the same form of consideration for its shares as is received by other Shareholders in respect of their shares; and (ii) each Shareholder will receive the same amount of consideration per share as is received by other Shareholders in respect of their Shares; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any Shares, as applicable, pursuant to this Article 28 includes any securities and due receipt thereof by any party would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of such shares that would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for such Shares; and

29.3.5.	subject to Article 28.3.4 above, the same form of consideration shall be available to the Remaining Holder and, if any Shareholder is given an option as to the form and amount of consideration to be received as a result of the proposed Transaction, then all Shareholders will be given the same option; provided, however, that nothing in this Article 28.3.5 shall entitle any Shareholder to receive any form of consideration that such Shareholder would be ineligible to receive as a result of such Shareholder’s failure to satisfy any condition, requirement, or limitation that is generally applicable to the Company’s shareholders; and

29.3.6.	no Shareholder (other than Shareholders that are employees or consultants of the Company) shall be required to enter into any non-competition or non-solicitation agreement or other agreement that directly or indirectly limits or restricts such Shareholder’s or its Affiliate’s business or activities; and no Shareholder shall be required to enter into any release of claims other than those arising solely in such Shareholder or its Affiliate’s capacity as a shareholder of the Company.

Transmission of Shares

30.	Decedent’s Shares.

30.1.	In case of a share registered in the names of two or more holders, the Company shall recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 29.2 have been effectively invoked.

30.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

31.	Receivers and Liquidators.

31.1.	The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

31.2.	The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

32.	Annual General Meeting.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

33.	Extraordinary General Meetings.

All General Meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings” (Annual General Meetings and Extraordinary General Meetings shall be collectively referred to herein as “General Meetings”). The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

34.	Notice of General Meetings; Omission to Give Notice; Record Date.

34.1.	Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

34.2.	The accidental omission to give notice of a meeting to any shareholder or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

34.3.	Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of Shareholders meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at General Meetings

35.	Quorum.

35.1.	Shareholder(s) (not in default in payment of any sum referred to in Article 40.1 hereof), present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholders participating in such General Meeting, or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

35.2.	Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

35.3.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

36.	Chairman.

The Shareholders present shall choose someone of their number to be chairman of the General Meeting. The office of chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

37.	Adoption of resolutions at General Meetings.

37.1.	Subject to Articles 8 and 43, to the extent applicable, a Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon (excluding abstentions).

37.2.	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

37.3.	A declaration by the chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

38.	resolutions in Writing.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, email, facsimile, telecopier, telegram, telex or otherwise) or their oral consent by telephone or otherwise (provided that a written summary thereof has been approved and signed by the Chairman), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

39.	Power to Adjourn.

39.1.	The chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

39.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

40.	Voting Power.

40.1.	Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

40.2.	Notwithstanding the aforesaid, the shares to be issued and sold to the Investor pursuant to the Purchase Agreement shall be deemed to represent at the Closing Date and at all times thereafter, 33.33% of the voting rights in the Company (subject to any future dilution), other than in a case where the Investor does not fund one of the Milestones Amounts in breach of the Purchase Agreement, in which case the voting rights in the Company shall be reduced in a proportion which reflects such unfunded amount.

41.	Voting Rights.

41.1.	No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

41.2.	A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the chairman of the meeting, written evidence of such authorization (in form acceptable to the chairman) shall be delivered to him.

41.3.	Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 40.2.

41.4.	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

Proxies

42.	Instrument of Appointment.

42.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I, _________________________________ of __________________________________

                        (Name of Shareholder)                               (Address of Shareholder)

being a shareholder of ________________________________ (the “Company”), hereby appoint(s) ____________________________ of __________________________________

                                     (Name of Proxy)                                     (Address of Proxy)

As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.

Signed this ___ day of ________, 20___.

______________________________________________________

(Signature of Appointer)”

42.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

43.	Effect of Death of Appointer or Revocation of Appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death or winding-up of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death or winding-up, revocation or transfer shall have been received by the Company or by the chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

Major Decisions

44.	Major Decisions

44.1.	Notwithstanding anything to the contrary in these Articles, the Company shall not do any of the following without (in addition to any other vote required by law or these Articles) the written consent or affirmative vote of the shares held by each of the Shareholders (or, if such resolution is adopted at the Board, the consent of the Director appointed by each of the Shareholders) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

44.1.1.	any Liquidation of the Company;

44.1.2.	any Deemed Liquidation Event, other than a transaction in which the value of the proceeds actually distributed to the Investor is equal or higher than 500% of the Price Per Share, as may be adjusted for corporate recapitalization or similar events;

44.1.3.	any transaction or series of transactions in which the Company issues options, convertible debt or shares in consideration for a price per share of less than 150% of the Price Per Share, as may be adjusted for corporate recapitalization or similar events, other than the issuance of Exempted Securities;

44.1.4.	any material change in the principal business of the Company, entry of new lines of business, or exit from the current line of business;

44.1.5.	adoption of the Company’s annual budget, and any material changes to the Company’s overall budget;

44.1.6.	any transaction between the Company and any of the Shareholders or related persons thereof, except for financing transactions which have been offered to the shareholders in accordance with the provisions of Articles 20 or 21;

44.1.7.	any decision to purchase, redeem or pay any dividend on any share capital or other distribution of cash, or other assets;

44.1.8.	any redemption or repurchase of any securities of the Company (other than pursuant to employee benefits plans);

44.1.9.	any amendment to the Company’s corporate governance documents, other than in connection with a transaction or series of transactions in which the Company issues options, convertible debt or shares , which transactions shall be governed by Article 44.1.3;

44.1.10.	any decision to incur any debt on the Company’s behalf or employ its credit (other than in the ordinary course of business) of more than $100,000 individually or $250,000 in the aggregate.

Board Of Directors

45.	Powers of Board of Directors.

45.1.	In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and of the Company’s Officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 44.1 shall be subject to the provisions of the Companies Law, these Articles (including Article 43, to the extent applicable) and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

45.2.	Borrowing Power. Subject to Article 43, to the extent applicable, the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

45.3.	Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

46.	Exercise of Powers of Directors; Written resolution.

46.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

46.2.	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon (without counting abstentions). The office of Chairman of the Board of Director shall not, by itself, entitle the holder thereof to a second or a casting vote.

46.3.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the Chairman) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the Chairman. In the event no Chairman has been appointed or the Chairman is not present, the Directors present at the meeting shall choose someone of their number to be the chairman of the meeting.

47.	Delegation of Powers; Committees.

47.1.	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more members, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee of the Board of Directors shall be governed, mutatis mutandis, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate powers.

47.2.	The Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

47.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

48.	Number of Directors.

The Board of Directors of the Company shall consist of three (3) directors and may be increased by unanimous resolution of the Shareholders to five (5) directors.

49.	Appointment and Removal of Directors.

49.1.	The members of the Board of Directors shall be appointed as follows:

49.1.1.	one (1) director shall be appointed by Prof. Nissim Benvenisty;

49.1.2.	one (1) director shall be appointed by Yissum;

49.1.3.	one (1) director shall be appointed by the Investor;

49.1.4.	the Shareholders may elect to increase the number of the Board members to five (5), in such event (i) the Chief Executive Officer of the Company will be appointed as additional member, and (ii) an independent industry expert will be appointed as additional member by unanimous consent of the Shareholders.

49.2.	The aforesaid shall apply, mutatis mutandis, with respect to any subsidiary of the Company.

49.3.	Any Director(s) may only be appointed and/or removed from office (by written notice) by the shareholder(s) that designated such Director, and any vacancy, however created, in the Board may only be filled (by written notice) by the shareholder that designated the previous incumbent of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

Qualification of Directors.

49.4.	No person shall be disqualified as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the Company in the past.

50.	Continuing Directors in the Event of Vacancies.

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 48, may temporarily fill any such vacancy (such temporarily appointed Director being automatically deemed to be removed from the Board upon the appointment of a Director to fill the previous vacancy), provided, however, that if their number is less than a majority of the number provided for pursuant to Article 47 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 47 hereof are in office as a result of said meeting.

51.	Vacation of Office.

51.1.	The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he become bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law or by a court order from serving as a Director, or if his directorship expires pursuant to these Articles and/or applicable law.

51.2.	The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

52.	Remuneration of Directors.

A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.

53.	Conflict of Interests.

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

54.	Alternate Directors.

54.1.	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

54.2.	Any notice given to the Company pursuant to Article 53.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

54.3.	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

54.4.	Any natural person may act as an Alternate Director.

54.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

54.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 50 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

Proceedings of the Board of Directors

55.	Meetings.

55.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

55.2.	(i) Upon request of any Director, (ii) upon request of the General Manager requesting an action of the Board, or (iii) upon request from the auditors of the Company regarding material flaws in the oversight of the Company’s internal accounting methods, the Secretary or the Chairman (as applicable), and in the absence of a Secretary and a Chairman, any Director receiving such request shall, convene a meeting of the Board of Directors, but not less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

56.	Quorum.

56.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Audit Committee (if any), and in the absence of such determination - by the Chairman of the Board of Directors).

56.2.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present, provided that not less than two (2) days’ written notice shall have been provided to each of the Directors. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members present in person or represented by an Alternate Director shall constitute a quorum.

57.	Chairman of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

58.	Validity of Acts Despite Defects.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

59.	General Manager.

59.1.	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

59.2.	Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

Minutes

60.	Minutes.

60.1.	Minutes of each General Meeting, of each meeting of the Board of Directors and of each meeting of a Committee of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.

60.2.	Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Dividends

61.	Declaration of Dividends.

Subject to Article 43, the Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto.

62.	Funds Available for Payment of Dividends.

No dividend shall be paid other than out of the profits of the Company.

63.	Amount Payable by way of Dividends.

Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the respective holdings of the shares in respect of which such dividend is being paid.

64.	Interest.

No dividend shall carry interest as against the Company.

65.	Payment in Specie.

Upon the declaration of a dividend in accordance with Article 61, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

66.	Capitalization of Profits, Reserves, etc.

Upon approval by the Board of Directors, the Company:

66.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

66.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

67.	Implementation of Powers under Articles 65 and 66.

For the purpose of giving full effect to any resolution under Articles 64 and 65, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

68.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

69.	Retention of Dividends.

69.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

69.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 29 or 30, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

70.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

71.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

72.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

73.	Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or by any agreement with the Company or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders, except as conferred by any agreement with the Company.

74.	Fiscal Year and Audit.

74.1.	The Company’s fiscal year shall commence on January 1st and end on the following December 31st.

74.2.	At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

75.	Auditors.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Branch Registers

76.	Branch Registers.

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Rights of Signature and Stamp

77.	Rights of Signature and Stamp.

77.1.	The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company, together with the Company’s rubber stamp or the Company’s name in print or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

77.2.	The Company shall have at least one official stamp.

Notices

78.	Notices.

78.1.	Any notice or other document may be served by the Company on any shareholder, by any of the methods set forth below, to such shareholder at his address or other contact details as described in the Register of Shareholders or such other address or other contact details as he may have designated in writing for the receipt of notices and other documents.

78.2.	Any notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

78.3.	Any such notice or other document, shall be deemed to have been served on seven (7) business days after it has been posted (ten (10) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted; or when actually tendered in person, to such shareholder (or to the Secretary or the General Manager); or one upon transmission if it has been sent by facsimile, email or other electronic means with electronic confirmation of delivery (or, if transmitted on a non-business day, upon the first business day after such transmission) or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article.

78.4.	All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to any one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

78.5.	Any shareholder whose address or other contact details were not provided to the Company to be specified in the Register of Shareholders, or who shall not have designated an address or other contact details for the receipt of notices, shall not be entitled to receive any notice from the Company.

78.6.	The provisions of this Article 77 shall apply in the same manner, subject to required adjustments, to any notice or other document that is sent to a Director.

Insurance and Indemnity

79.	Insurance.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 82, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act or omission which he has performed by virtue of being an Officer.

80.	Indemnity.

80.1.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 82, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law.

81.	Release.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 82, the Company may release, in advance, an Officer from all or any part of the liability due to damages caused to the Company arising out of the breach of duty of care towards the Company.

82.	General.

82.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

82.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or

82.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

82.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

82.3.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 79 to 82 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

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